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                                                                      Exhibit 10

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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                                       :  Civil Action No./6870
FLORENCE MARCUS,                       :
                                       :
                          Plaintiff,   :
                                       :
             v.                        :
                                       :
WILLIAM B. GINSBERG; SIDNEY R.         :
KNAFEL; DEL MINTZ; J. BARCLAY          :
KNAPP; ALAN J. PATRICOF;               :
WARREN POTASH; and CULLULAR            :
COMMUNICATIONS INTERNATIONAL,          :
INC.,                                  :
                                       :
                          Defendants.  :
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                                    COMPLAINT

         Plaintiff, Florence Marcus, by her attorneys, alleges upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge, as follows:

                                   THE PARTIES

      1. Plaintiff is the owner of shares of common stock of Cellular Communications International, Inc. ("CCIL" or the "Company") and has been the owner of such shares continuously since prior to the wrongs complained of herein.

      2. CCIL is a corporation duly existing and organized under the laws of the state of Delaware. The Company owns and operates cellular telephone systems in various markets. CCIL is also involved in joint ventures to pursue opportunities in wireless communications businesses outside of the United States.


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      3. Defendant William B. Ginsberg ("Ginsberg") is and at all times relevant hereto has been President, Chief Executive Officer, and Chairman of the Board of CCIL.

      4. Defendants Sidney R. Knafel, Del Mintz, J. Barclay Knapp, Alan J. Patricof, and Warren Potash are and at all times relevant hereto have been directors of CCIL.

      5. The Individual Defendants are in a fiduciary relationship with plaintiff and the other public stockholders of CCIL, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full and candid disclosure.

                            CLASS ACTION ALLEGATIONS

      6. Plaintiff brings this action on her own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of herself and all other holders of CCIL common stock (the "Class"). Excluded from Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

      7. This action is properly maintainable as a class action because:

            (a) The Class is so numerous that joinder of all members is impracticable. As of December 12, 1998, there were approximately 16.7 million shares of CCIL common stock outstanding, owned beneficially by thousands of holders.

            (b) there are questions of law and fact which are common to the Class including, INTER ALIA, the following:

                        (i) whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated; and

                        (ii) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.



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            (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

            (d) Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

                             SUBSTANTIVE ALLEGATIONS

      8. On August 13, 1998, CCIL issued a press release announcing its operating results for the second quarter ended June 30, 1998, which reads as follows:

                  Equity in net income (loss) of Omnitel [Omnitel-Sistemi Radiocellulari Italiani S.p.A.] for the second quarter increased to income of $11,828,000 from a loss of $1,475,000. The change is due to the change in Omnitel's share of OPI's [Omnitel Pronto Italia S.p.A.] net income (loss) to income of $80,735,000 from a loss of $9,456,000. OPI's net income (loss) changed to income of $115,393,000 from a loss of $13,529,000 as a result of a 137 percent increase in operating revenues with only a 94 percent increase in operated expenses.

      9. CCIL's results for the third quarter ended September 30, 1998 were also impressive. According the Company's November 13, 1998 press release:

                  Equity in net income of Omnitel for the third quarter increased to $15,197,000 from $984,000. The increase is due to the increase in Omnitel's equity in net income of OPI to $103,749,000 from $6,593,000. OPI's net income increased to $148,276,000 from $9,392,000 as a result of a 147% increase in operating revenues with only a 104% increase in operating expense.

      10. Commenting on CCIL's most recent results, defendant Ginsberg stated:

                  OPI has been able to achieve such excellent results due to the rapid growth of its customer base and its low costs to acquire and service new subscribers. After less than three years in operation, OPI announced that it had



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                  approximately 5,000,000 subscribers at the end of 1997.
                  According to industry estimates, OPI's incremental share of the Italian wireless market continues to climb, with its total market share approaching 28% at the end of the third quarter.

      11. However, CCIL's excellent results have not been adequately reflected in the market price of its common stock. Given CCIL's strong financial performance, its prospects for future growth and expansion are substantial, and the intrinsic value of CCIL is far greater than that reflected in the market price of CCIL's common stock.

      12. On or about December 11, 1998, CCIL, Olivetti S.p.A. ("Olivetti"), and Mannesmann AG ("Mannesmann") announced that they had signed a definitive merger agreement (the "Merger Agreement") for Olivetti and Mannesmannn to acquire all of the outstanding common stock of CCIL.

      13. Under the terms of the Merger Agreement, Olivetti and Mannesmann will commence, on or before December 18, 1998, a tender offer for all CCIL common shares for $65.75 per share. Following the consummation of the tender offer, Olivetti and Mannesmann will acquire through a merger of CCIL shares not purchased in the tender offer for the same price.

      14. The Board of Directors of each of the three companies has approved the tender offer and related transactions.

      15. At the close of trading on December 11, 1998, the day the Merger Agreement was announced, CCIL common stock was trading at $66.25 per share. As of December 16, 1998, CCIL common stock was trading at $66.625 per share. Thus, the price at which the Individual Defendants have agreed to sell the Company is less than the Company's current market value.



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      16. Moreover, CCIL's only asset is its indirect 10.3% stake in Omnitel.
Based on the tender offer price for CCIL shares, the Merger Agreement values Omnitel at only $15.4 billion, or about half of what analysts estimate Omnitel is worth.

      17. Olivetti and Mannesmann, through their joint venture Oliman Holding B.V., indirectly owns 40% of Omnitel. Thus, the acquisition by Olivetti and Mannesmann of CCIL will give them control of Omnitel.

      18. Reaction to the announcement of the proposed transaction has been decidedly negative. On December 14, 1998, BLOOMBERG reported the following concerning a conference call between management and investors:

                  Many shareholders suggested during the call they aren't likely to accept the proposal.

                  "This just doesn't make sense," said Robert Gensler, whose T. Rowe Price fund owns about 1.5 percent of CCIL. "I am confused about the price. The growth is tremendous, and you are selling at very low multiples and a very low price per subscriber."

                  Another investor, James Rasteh, a fund manager at the Sierra Global Management hedge fund in New York, said before the call he won't sell his CCIL stock for less than $80.

                  "It is ridiculous that management has accepted the offer as it's horrendously low, based on the fair value and the multiples of the competitors," he said.

      19. On or about December 17, 1998, defendants filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on 14D-9 (the "14D-9") purportedly describing, inter ALIA, the proposed transaction, the history of the negotiations between the companies, the opinion of CCIL's financial advisor and certain other purportedly relevant information. The 14D-9 was apparently mailed to CCIL shareholders shortly thereafter.



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THE 14D-9 FAILS TO DISCLOSE MATERIAL INFORMATION

      20. Neither the 14D-9 nor the Offer to Purchase on Schedule 14D-1 (the "14D-1") provide any information regarding CCIL's projected earnings and/or prospects, although Olivetti and Mannesmann certainly have and had access to confidential information regarding the Company's business and prospects. This information is vital to the ability of CCIL shareholders to properly evaluate the $65.75 per share buy-out price. Indeed, in the section titled "Reasons for the Transaction; Factors Considered by the Board," the 14D-9 explicitly states that the CCIL Board considered "the expected trading prices [for CCIL's common stock] for the foreseeable future" and "Omnitel's rapid growth in the past and the Company's view of Omnitel's future," in recommending that CCIL shareholders tender their shares. However, this information has not been shared in any fashion with CCIL shareholders.

THE INCOMPLETE DESCRIPTION OF THE FINANCIAL ADVISOR'S ANALYSIS

      21. Attached to the 14D-9 is a letter dated December 14, 1998 from Wasserstein Perella & Co. ("Wasserstein Perella") to CCIL's Board of Directors (the "fairness opinion") opining that the proposed transaction is fair to CCIL shareholders from a financial point of view. The fairness opinion recites a litany of various documents relied on by Wasserstein Perella in rendering the fairness opinion, including "certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company." Yet none of this information is provided to shareholders or accounted for in the fairness opinion.

      22. Neither the 14D-9 nor the fairness opinion contains a discussion of the various financial analyses presumably performed by Wasserstein



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Perella. The 14D-9 and the fairness opinion are silent with respect to what valuation methodologies were employed by Wasserstein Perella in rendering its fairness opinion so that shareholders cannot determine whether there was any deviation from standardized investment banking practices. Accordingly, CCIL shareholders cannot determine from these materials what the intrinsic value of the shares is and why the proposed acquisition by Olivetti and Mannesmann is preferable to alternatives or is fair.

      23. Under the terms of the engagement letter between CCIL and Wasserstein Parella, Wasserstein Perella is to be paid $2 million for rendering the fairness opinion plus an additional $8 million that is wholly contingent on the proposed transaction being consummated. The proposed fee structure undermines the integrity of the fairness opinion on which CCIL shareholders are being asked to rely.

      24. In order to coerce CCIL stockholders into tendering their shares in the tender offer and to prevent the Company from "shopping" for the best possible transaction for the Company's shareholders, the Individual Defendants have agreed to termination provisions that would render it prohibitively expensive for anyone else to acquire the Company. The merger agreement provides for the payment of $43 million to Olivetti and Mannesmann by the Company in case the merger agreement is terminated. Additionally, the Merger Agreement grants Olivetti and Mannesmann the option to purchase $4,338,133 newly issued shares (or up to 19.9%) of the Company's outstanding stock at a price of $65.75 per share (the "Lockup Option").

      25. The Lockup Option and termination provisions were intended solely to discourage competing bidders and serve no legitimate purpose of the Company. The Lockup Option and the termination fee constitute a breach of the Individual Defendants' fiduciary duties in that the CCIL Board failed to obtain a meaningful benefit for CCIL stockholders in



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exchange for agreeing to these provisions. These provisions customarily are intended to secure a final, best and highest bid after a full auction. However, the proposed acquisition price represents a mere 6 percent premium to the closing price of CCIL stock the day before the proposed transaction was announced.

      26. Additionally, certain Company insiders and other large shareholders, who collectively own 2.36 million shares, or 11.7% of the Company's outstanding common stock, have entered into a "Stockholders Agreement" with Olivetti and Mannesmann. Pursuant to the Stockholders Agreement, these stockholders have agreed to tender their shares, and have granted Olivetti and Mannesmann an irrevocable proxy to vote their shares in favor of the merger and other transactions contemplated by the merger agreement and against any proposed acquisition or merger of the Company with another party. As structured, the Stockholders Agreement penalizes any competing buyout proposal which would enhance or maximize shareholder value.

      27. The Individual Defendants were and are under a duty:

            (a) to fully inform themselves of CCIL's market value before taking, or agreeing to refrain from taking, action;

            (b) to act in the interests of the equity owners;

            (c) to maximize shareholder value;

            (d) to obtain the best financial and other terms when the Company's independent existence will be materially altered by a transaction;

            (e) to be completely candid to CCIL's public shareholders.

      28. By the acts, transactions and courses of conduct alleged herein, defendants, in breach of their fiduciary duties to plaintiff and the other members of the Class, are attempting

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unfairly to deprive plaintiff and other members of the Class of the true value of their investment in CCIL without full disclosure of all material facts.

      29. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of CCIL's assets and businesses and will be denied material information essential to evaluate the tender offer and related transactions.

      30. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and may consummate the proposed transaction which will exclude the Class from its fair proportionate share of CCIL's valuable assets and businesses, to the irreparable harm of the Class.

          31.     Plaintiff and the Class have no adequate remedy at law.

         WHEREFORE, plaintiff demands judgment and preliminary and permanent relief, including injunctive relieve, in her factor and in favor of the Class and against defendants as follows:

            A. Declaring that this action is properly maintanable as a class action

            B. Enjoining defendants from proceeding with the merger agreement;

            C. Rescinding, to the extent already implemented, the merger agreement or any of the terms thereof;

            D.    Awarding plaintiff and the Class appropriate damages;

            E. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and

            F. Granting such other and further relief as this Court may deem just and proper.



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                                      ROSENTHAL, MONHAIT, GROSS
                                        & GODDESS, P.A.

                                      By:
                                         ---------------------------------------
                                             Suite 1401, Mellon Bank Center
                                             P.O. Box 1070
                                             Wilmington, DE 18899
                                             (302) 656-4433
                                             Attorneys for Plaintiff
OF COUNSEL:

SCHIFFRIN CRAIG & BARROWAY, LLP
Marc A. Topaz
Gregory M. Castaldo
Three Bols Plaza East
Suite 400
Bala Cynwyd, PA 19004
(810) 667-7706